EXHIBIT 99(i)

FOR IMMEDIATE RELEASE

A.G. Edwards, Wells Fargo Home Mortgage Form Joint Venture

ST. LOUIS, August 16, 2006 – A.G. Edwards & Sons, Inc. (NYSE: AGE), one of the nation’s largest investment firms, and Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. (NYSE: WFC) and one of the nation’s leading providers of residential mortgages, have agreed to form a joint venture to originate, process and fund mortgage loans for A.G. Edwards’ clients.

The joint venture, A.G. Edwards Mortgage, LLC, is co-owned by A.G. Edwards & Sons, Inc. and Wells Fargo Home Mortgage. Terms of the agreement were not disclosed.

The joint venture will offer A.G. Edwards’ clients a wide range of home-financing products and services through Wells Fargo Home Mortgage, including first- and second-home mortgages, construction loans, jumbo mortgages, home equity loans and lines of credit, among others.

“We know our clients view their home as a significant investment, and we want to provide them a high-quality lineup of products and services to meet their home-financing needs,” said Peter Miller, executive vice president and director of Sales & Marketing at A.G. Edwards. “A.G. Edwards Mortgage, LLC is designed to meet those needs while enhancing the value our financial consultants bring to their client relationships when evaluating a client’s total financial picture.”

Joe Jackson, head of Wells Fargo Ventures, said the company was excited about the strategic business relationship.

“Our extensive mortgage expertise – and expertise as a joint venture participant – allows us to create a company that can focus on serving clients of A.G. Edwards. Customers consistently tell us that being able to get all of their services in one location is important to them. We will be able to offer on-site mortgage information and speedy approvals to qualified buyers,” he said.

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A.G. Edwards Mortgage, LLC

ABOUT A.G. EDWARDS

Drawn to the firm’s client-first philosophy, individuals and businesses have turned to A.G. Edwards & Sons, Inc. for sound advice and access to a wide array of investment products and services that can help them meet their financial goals and objectives. Founded in 1887, A.G. Edwards and its affiliates employ approximately 6,700 financial consultants in 741 offices nationwide and two European locations in London and Geneva. More information can be found on agedwards.com.

ABOUT WELLS FARGO HOME MORTGAGE

Celebrating its centennial year, Wells Fargo Home Mortgage is the nation's No. 1 retail mortgage lender and a leading servicer of home mortgages.* As a division of Wells Fargo Bank, N.A., it has a local presence in more than 2,400 mortgage stores and bank branches, plus the capabilities to serve the home financing needs of customers nationwide through its call centers, Internet presence and wholesale lending operations. Wells Fargo Home Mortgage services loans for more than 6 million customers in all 50 states and is headquartered in Des Moines, Iowa.

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*Based on year-end 2005 statistics compiled by Inside Mortgage Finance - Feb. 17, 2006